UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2015

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX          78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 31, 2012, Silicon Laboratories Inc. (“Silicon Laboratories”) and certain of its domestic subsidiaries (the “Guarantors”) entered into a $230 million five-year credit agreement with Bank of America, N.A. (“BOFA”), as the original Administrative Agent, Wells Fargo Bank, National Association (“Wells Fargo”), as Syndication Agent, Regions Bank, as Documentation Agent, and a syndicate of other lenders (the “Original Credit Agreement”). The Original Credit Agreement consisted of a $100 million term loan facility (the “Term Loan Facility”) and a $130 million revolving credit facility (the “Revolving Credit Facility”). On July 24, 2015, Silicon Laboratories and the Guarantors entered into the First Amendment to Credit Agreement (the “Credit Agreement Amendment”) to amend the Original Credit Agreement (the Original Credit Agreement as amended by the Credit Agreement Amendment, the “Amended Credit Agreement”) in order to, among other things, increase the Revolving Credit Facility to $300 million and extend the maturity date to five years from the closing date. The counterparties to the Credit Agreement Amendment included Wells Fargo, as Administrative Agent, BOFA, as Syndication Agent, Citibank, N.A. and Regions Bank, as Co-Documentation Agents, and a syndicate of other lenders. As of July 24, 2015, Silicon Laboratories borrowed $82.5 million under the Amended Credit Agreement and paid off the remaining balance of its Term Loan Facility.

In connection with the closing of the Credit Agreement Amendment, Silicon Laboratories also provided an Acknowledgment and Agreement Re: Agency Resignation, Assignment and Acceptance Agreement (the “Acknowledgment”) with respect to that certain Agency Resignation, Assignment and Acceptance Agreement, dated as of July 24, 2015 (the “Agency Transfer Agreement”), by and among BOFA, as Resigning Agent, Wells Fargo, as Successor Agent, and the Lenders party thereto.  Under the Agency Transfer Agreement, BOFA resigned as Administrative Agent under the Original Credit Agreement and related loan documents, including the security and pledge agreement dated July 31, 2012, among Silicon Laboratories, the other parties identified as “Obligors” (as defined therein) and such other parties that may become Obligors thereunder after the date thereof, and BOFA, in its capacity as Administrative Agent for the holders of the Secured Obligations (as defined therein), and was replaced by Wells Fargo.

The Revolving Credit Facility includes a $25 million letter of credit sublimit and a $10 million swingline loan sublimit. Silicon Laboratories has an option to increase the size of the Revolving Credit Facility by up to an aggregate of $200 million in additional commitments, subject to certain conditions. The Revolving Credit Facility, other than swingline loans, will bear interest at the Eurodollar rate plus an applicable margin or, at the option of Silicon Laboratories, the base rate (defined as the highest of the Wells Fargo prime rate, the Federal Funds rate plus 0.50% and the Eurodollar Base Rate plus 1.00%) plus an applicable margin. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. The applicable margins for the Eurodollar rate loans range from 1.25% to 2.00% and for base rate loans range from 0.25% to 1.00%, depending in each case, on the leverage ratio as defined in the Agreement.

The credit facility contains various conditions, covenants and representations with which Silicon Laboratories must be in compliance in order to borrow funds and to avoid an event of default, including financial covenants that Silicon Laboratories must maintain a leverage ratio (defined as a ratio of Consolidated Funded Indebtedness to Consolidated EBITDA (each as defined in the Amended Credit Agreement)) of no more than 3.00 to 1 and a minimum fixed charge coverage ratio (defined as a ratio of Consolidated EBITDA to Consolidated Fixed Charges (each as defined in the Amended Credit Agreement)) of no less than 1.25 to 1. The occurrence of an event of default could result in the acceleration of all outstanding obligations under the Amended Credit Agreement as well as other remedies as defined therein. Silicon Laboratories’ obligations under the Amended Credit Agreement are guaranteed by the Guarantors and are secured by a security interest in substantially all assets of Silicon Laboratories and the Guarantors.

The foregoing descriptions are subject to, and qualified in their entirety by, the Amended Credit Agreement.  The Amended Credit Agreement is attached hereto as Exhibit 10.1 and the terms thereof are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

10.1

First Amendment to Credit Agreement, dated July 24, 2015, by and among Silicon Laboratories Inc., the subsidiaries of the borrower identified therein, Wells Fargo Bank, National Association, Citibank, N.A., Regions Bank, Bank of America, N.A. and the lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

July 29, 2015	/s/ John C. Hollister

Date	John C. Hollister Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1

First Amendment to Credit Agreement, dated July 24, 2015, by and among Silicon Laboratories Inc., the subsidiaries of the borrower identified therein, Wells Fargo Bank, National Association, Citibank, N.A., Regions Bank, Bank of America, N.A. and the lenders party thereto